Exhibit 3.5

STATE OF NEVADA
SECRETARY OF STATE

C1785-98

CERTIFICATE OF REINSTATEMENT

I, **DEAN HELLER**, the duly elected Secretary of State of the State of Nevada, do hereby certify that **CHINA WORLD TRADE CORPORATION** a corporation formed under the laws of the State of **Nevada** having paid all filing fees, licenses, penalties and costs, in accordance with the provisions of Title 7 of the Nevada Revised Statutes as amended, for the years and in the amounts as follows:

2001-2002	List of Officers + penalty	$135.00
2002-2003	List of Officers + penalty	$135.00
Reinstatement		$200.00
total		$470.00

and otherwise complied with the provisions of said section, the said corporation has been reinstated, and that by virtue of such reinstatement it is authorized to transact its business in the same manner as if the aforesaid filing fees, licenses, penalties and costs had been paid when due.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office in Carson City, Nevada, on **September 6, 2002.**

Dean Heller

DEAN HELLER
Secretary of State

By: [signature]

Certification Clerk

THE GREAT SEAL OF THE STATE OF NEVADA